Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

December 7, 2005

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolitt@generaldynamics.com

General Dynamics Elects Deborah Lucas

to Board of Directors

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Deborah Lucas a director of the corporation, and appointed her to serve on the board’s Audit Committee and Benefit Plans and Investment Committee.

Lucas is the Donald C. Clark/Household International Distinguished Professor of Finance at Northwestern University’s Kellogg School of Management. She is currently a director of the American Finance Association, and an editor of the Journal of Money, Credit and Banking. She is a Research Associate of the National Bureau of Economic Research, and a member of the National Academy of Social Insurance.

Previous appointments include chief economist, Congressional Budget Office; senior staff economist, Council of Economic Advisers; member, Social Security Technical Advisory Panel; and visiting assistant professor at Massachusetts Institute of Technology. Lucas has written on the behavior of equity markets, asset pricing, capital structure and Social Security reform.

Lucas received her Ph.D. in Economics from the University of Chicago.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 71,900 people worldwide and had 2004 revenue of $19.2 billion. The company is a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation. More information about the company is available on the Internet at www.generaldynamics.com.

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